EXHIBIT NO. 4.8












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                       NONSTATUTORY STOCK OPTION AGREEMENT

     AGREEMENT dated as of the 15th day of May, 1996, between COMSTOCK RESOURCES, INC., a Nevada corporation (the "Company"), and Herbert C. Pell, III ("Optionee").

     WHEREAS, Optionee has served as a member of the Board of Directors of the Company for eight years and is retiring as a director; and

     WHEREAS, the Company desires to grant Optionee certain stock options in consideration of Optionee's service to the Company.

     NOW, THEREFORE, in consideration of the mutual agreements and other matters set forth herein, the Company and the Optionee hereby agree as follows:

     1. Grant of Option. The Company hereby irrevocably grants to Optionee the right and option ("Option") to purchase all or any part of an aggregate of 20,000 shares of common stock, $.50 par value, of the Company (the "Stock"), on the terms and conditions set forth herein. This Option shall not be treated as an incentive stock option within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code").

     2. Purchase Price. The purchase price of Stock purchased pursuant to the exercise of this Option shall be $6.5625 per share (the "Purchase Price").

     3. Exercise of Option. During the period commencing on the date that is six months following the date hereof and ending on the Termination Date (as defined in Paragraph 5 below), this Option may be exercised by Optionee, in full or in part from time to time, by surrender of this Option, with the form of subscription at the end hereof duly executed by Optionee, to the Company at its principal executive office, accompanied by payment in the amount obtained by multiplying (a) the number of shares of Stock designated by Optionee by (b) the Purchase Price; and Optionee shall thereupon be entitled to receive the number of shares so designated. Upon any partial exercise of this Option, the Company at its expense will forthwith issue and deliver to Optionee a new Option of like tenor, in the name of Optionee, calling in the aggregate on the face or faces thereof for the number of shares of Stock equal to the number of such shares called for on the face of this Option minus the number of such shares which have previously been designated by Optionee in the form of subscription at the end hereof in connection with previous exercises by Optionee. The Purchase Price of shares as to which this Option is exercised shall be paid in full at the time of exercise in cash or by bank cashier's check, bank draft or money order payable to the order of the Company. No fraction of a share of Stock shall be issued by the Company upon exercise of this Option or accepted by the Company in payment of the Purchase Price thereof; rather, Optionee shall provide a cash payment for such amount as is necessary to effect the issuance and acceptance of only whole shares of Stock. Unless and until a certificate or certificates representing such shares shall have been issued by the Company to Optionee, Optionee shall not be or have any of the rights or privileges of a shareholder of the Company with respect to shares acquirable upon an exercise of this Option.

     4. Nontransferable. This Option is not transferable by Optionee without the prior written consent of the Company. Notwithstanding the foregoing, Optionee may transfer all or any part of Optionee's interest in this Option by gift of

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inheritance  to no more than  three  family  members  of the  Optionee;  trusts, corporations, partnerships or other entities in which a family member of the Optionee owns a majority of the beneficial interest provided that the transferee agrees in a writing delivered to the Company to assume all of the obligations of the transferring Optionee under this Option and agrees to accept the terms and conditions of this Agreement by a written agreement to that effect. A "family member" for purposes of this Paragraph 4 shall include only the Optionee's spouse, parents, siblings, children and descendants. Paragraph 4 shall include naturally born children, children who are legally adopted prior to attaining eighteen (18) years of age, and stepchildren. "Descendants" for purposes of this Paragraph 4 shall include descendants through all generations and shall include blood descendants, descendants of stepchildren and persons adopted by their parent prior to attaining eighteen (18) years of age.

     5. Termination of Option. This option will terminate and cease to be exercisable five years following the date of this Agreement (the "Termination Date").

     6. Withholding of Tax. To the extent that the exercise of this Option or the disposition of shares of Stock acquired by exercise of this Option results in income subject to federal or state income tax withholding, Optionee shall deliver to the Company at the time of such exercise or disposition such amount of money or shares of Stock as the Company may require to meet its obligations under applicable tax laws or regulations, and, if Optionee fails to do so, the Company is authorized to withhold from any cash or Stock remuneration then or thereafter payable to Optionee any tax required to be withheld by reason of such resulting income. Upon an exercise of this Option, the Company is further authorized in its discretion to satisfy any such withholding requirement out of any cash or share of Stock distributable to Optionee upon such exercise.

     7. Status of Stock. Optionee acknowledges that this Option has been granted by the Company in consideration of Optionee's service to the Company and further acknowledges and understands that at the time of the execution of this Agreement neither the Option nor the shares of Stock to be issued upon exercise of this Option have been registered under the Securities Act of 1933, as amended (the "Act"), or any state securities law. The Company will not issue such shares unless the Company can secure, at its expense, a written opinion of legal counsel, who shall be satisfactory to the Company, addressed to the Company and satisfactory in form and substance to the Company's counsel, to the effect that the proposed issuance of such shares to Optionee may be made without registration under the Act. In the event exemption from registration under the Act is available upon an exercise of this Option, Optionee (or the person permitted to exercise this Option in the event of Optionee's death), if requested by the Company to do so, will execute and deliver to the Company in writing an agreement containing such provisions as the Company may require to assure compliance with applicable securities laws.

     Optionee agrees that the shares of Stock which Optionee may acquire by exercising this Option shall be acquired for investment without a view to distribution, within the meaning of the Act, and shall not be sold, transferred, assigned, pledged or hypothecated in the absence of an effective registration statement for the shares under the Act, and applicable state securities laws or an applicable exemption from the registration requirements of the Act and any applicable state securities laws. Optionee also agrees that the shares of Stock which Optionee may acquire by exercising this Option will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable securities laws, whether federal or state.


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     In addition,  Optionee agrees (i) that the  certificates  representing  the shares of Stock purchased under this Option may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws, (ii) that the Company may refuse to register the transfer of the shares of Stock purchased under this Option on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities laws and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the shares of Stock purchased under this Option.

     8. Recapitalization or Reorganization.

     (a) The existence of the Option granted hereunder shall not affect in any way the right or power of the Board of Directors or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation or the Company, any issue of debt or equity securities ahead of or affecting Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

     (b) The shares with respect to which this Option has been granted are shares of Stock as presently constituted, but if, and whenever, prior to the expiration of this Option, the Company shall effect a subdivision or consolidation of shares of Stock or the payment of a stock dividend on Stock without receipt of consideration by the Company, the number of shares of Stock with respect to which this Option may thereafter be exercised (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the Purchase Price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the Purchase Price per share shall be proportionately increased.

     (c) If the Company recapitalizes or otherwise changes it capital structure, thereafter upon any exercise of this Option, Optionee shall be entitled to purchase under this Option, in lieu of the number of shares of Stock as to which this Option shall then be exercisable, the number and class of shares of stock and securities to which Optionee would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, Optionee had been the holder of record of the number of shares of Stock as to which this Option was then exercisable. In the event of any reorganization or consolidation of the Company with, or any merger of the Company with or into, another corporation (other than a reorganization, consolidation or merger in which the Company is a surviving corporation) or in case of any sale or transfer to another corporation of all or substantially all of the assets of the Company, the corporation resulting from such reorganization or consolidation or surviving such merger or to which such sale or transfer shall be made, as the case may be, shall make suitable provision (which shall be fair and equitable to the holder of this Option) and shall assume the obligations of the Company hereunder (by written instrument executed and mailed to the holder of this Option then outstanding) pursuant to which, upon exercise of this Option, at any time after the consummation of such reorganization, consolidation, merger or conveyance, the holder shall be entitled to receive the stock or other securities or property which such holder would have been entitled to upon consummation if such holder had exercised this Option immediately prior thereto.

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     (d) Any adjustment  provided for in Subparagraphs (b) or (c) above shall be subject to any required shareholder action.

     (e) Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to this Option or the Purchase Price per share.

     9. Reservation of Stock, etc. The Company will at times reserve and keep available, solely for issuance and delivery upon the exercise of this Option, all shares of Stock from time to time issuable upon the exercise of this Option at the time outstanding. All shares of Stock issuable upon the exercise of this Option shall be duly authorized, validly issued, fully paid and nonassessable with no liability on the part of the holder hereof.

     10. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Optionee.

     11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and Optionee has executed this Agreement, all as of the day and year first above written.


                            COMSTOCK RESOURCES, INC.

                            By:   /s/M. JAY ALLISON
                            M. Jay Allison, President


                                  /s/HERBERT C. PELL, III
                            Herbert C. Pell, III

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